UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 17, 2013

C&F FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Virginia	000-23423	54-1680165
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

802 Main Street, West Point, Virginia		23181
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (804) 843-2360

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Securities Purchase Agreement

As previously reported, on June 10, 2013, C&F Financial Corporation, a Virginia corporation (the “Company”), entered into an Agreement and Plan of Merger (including the related plan of merger, the “Merger Agreement”) with Central Virginia Bankshares, Inc., a Virginia corporation (“CVBK”), pursuant to which Special Purpose Sub, Inc. (“Merger Sub”), a Virginia corporation and a wholly-owned subsidiary of the Company, will merge with and into CVBK, with CVBK continuing as the surviving corporation (the “Surviving Corporation”) and a wholly-owned subsidiary of the Company (the “Merger”). Completion of the Merger is subject to various customary conditions, including, among others: (i) approval of the Merger and the Merger Agreement by the shareholders of CVBK, (ii) receipt of required regulatory approvals, including the approval of the Board of Governors of the Federal Reserve System and the Virginia State Corporation Commission Bureau of Financial Institutions, (iii) the absence of legal impediments to the Merger, and (iv) the absence of certain material adverse changes or events.

The Merger Agreement provides that the 11,385 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A of CVBK and the warrant to purchase 263,542 shares of common stock of CVBK that were issued to the United States Department of the Treasury (“Treasury”) in connection with CVBK’s participation in the Troubled Asset Relief Program Capital Purchase Program (the “CPP” and such preferred stock, the “CVBK TARP Preferred Stock” and such warrant, the “CVBK TARP Warrant”), will remain outstanding immediately following the effective time of the Merger. The Merger Agreement further provides that, at or immediately following the effective time of the Merger, the Surviving Corporation shall cause or facilitate the redemption or repurchase of the CVBK TARP Preferred Stock and the CVBK TARP Warrant, at a combined price (including accumulated and unpaid dividends) not to exceed $3,350,000.

In furtherance of such redemption or repurchase, on July 17, 2013, the Company entered into a Securities Purchase Agreement with Treasury and CVBK (the “Purchase Agreement”) pursuant to which the Company will, or will cause CVBK as the surviving corporation following the Merger to, purchase from Treasury the CVBK TARP Preferred Stock, including accumulated and unpaid dividends thereon, and the CVBK TARP Warrant for an aggregate purchase price of $3,350,000 (the “Repurchase”). The Purchase Agreement provides that the Repurchase will occur immediately following the effective time of the Merger, or at such other time as agreed between Treasury and the Company.

The Purchase Agreement contains customary representations and warranties of the Company and CVBK as well as certain customary covenants from each of the Company, CVBK and Treasury. Among other covenants, Treasury has agreed not to transfer, sell, assign or encumber the CVBK TARP Preferred Stock and the CVBK TARP Warrant or exercise the CVBK TARP Warrant prior to the Repurchase. Completion of the Repurchase is subject to various customary closing conditions, and the Company’s obligation to effect the Repurchase is conditioned on the effectiveness of the Merger and receipt of all required regulatory approvals to the Repurchase.

The Purchase Agreement may be terminated at any time before the Repurchase is completed by mutual written agreement of the Company and Treasury, or by the Company or Treasury if the Repurchase is not completed by December 31, 2013; provided that neither the Company nor Treasury may terminate the Purchase Agreement if that party’s failure to perform under the Purchase Agreement has caused the Repurchase to not be completed by December 31, 2013. The Purchase Agreement will also automatically terminate upon the termination of the Merger Agreement in accordance with its terms.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, which is filed as Exhibit 10.31 hereto and is incorporated by reference herein.

The Purchase Agreement has been included to provide security holders with information regarding its terms. It is not intended to provide factual information about the parties or any of their respective subsidiaries or affiliates. The representations, warranties and covenants of each party as set forth in the Purchase Agreement were made only for purposes of that agreement and as of specific dates, are solely for the benefit of the parties to the Purchase Agreement, may be subject to limitations, qualification and exceptions agreed upon or to be agreed upon by the parties (including being qualified by confidential disclosures), may have been made for the purposes of allocating contractual risk between the parties to the Purchase Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the parties that differ from those applicable to investors. Investors should not rely on the representations, warranties, or covenants or any description thereof as characterizations of the actual state of facts or condition of the parties or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties, and covenants may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in public disclosures.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

10.31	Securities Purchase Agreement dated as of July 17, 2013 by and among the United States Department of the Treasury, Central Virginia Bankshares, Inc. and C&F Financial Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

C&F FINANCIAL CORPORATION
(REGISTRANT)

Date: July 22, 2013	By:	/s/ Thomas F. Cherry
Thomas F. Cherry
Chief Financial Officer

Exhibit Index

10.31	Securities Purchase Agreement dated as of July 17, 2013 by and among the United States Department of the Treasury, Central Virginia Bankshares, Inc. and C&F Financial Corporation.